Exhibit 3.2

ZENAS BIOPHARMA, INC.

AMENDED AND RESTATED BYLAWS

SECTION 1 - STOCKHOLDERS

Section 1.1. Annual Meeting.

An annual meeting of the stockholders of Zenas BioPharma, Inc., a Delaware corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the board of directors of the Corporation (the “Board of Directors”) shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely or in part by any permissible means of remote communication, including electronic transmission or telephonic means (a “virtual meeting”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for other business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting, (C) has complied with the notice procedures set forth in this Section 1.2, and (D) to the extent that Rule 14a-19 under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) applies, has complied with Rule 14a-19 under the Exchange Act. Subject to Section 1.2(h) and except as otherwise required by law, clause (iii) of this Section 1.2(a) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder), before an annual meeting of stockholders.

(b) Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the DGCL. The notice requirements of this Section 1.2 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting.

(c) To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation on a date (i) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the prior year’s annual meeting, (ii) with respect to the Corporation’s 2025 annual meeting, during February 2025, (iii) or if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than thirty (30) days before or after the anniversary date of the prior year’s annual meeting, on or before ten (10) days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these bylaws. The notice from a stockholder must state (a) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her respective affiliates or associates, on the other hand; (b) as to each proposal that the stockholder seeks to bring before the meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that it includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), a brief description of such proposal, the reasons for making the proposal at the meeting, and any direct or indirect material interest that the stockholder or any Stockholder Associated Person has in the proposal; and (c) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the nomination or proposal is made, (B) the class (and, if applicable, series) and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar instrument, right, agreement, arrangement or understanding with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of capital stock of the Corporation, whether or not such instrument, right, agreement, arrangement or understanding shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of capital stock of the Corporation or Derivative Instruments, (G) any direct or indirect material legal, economic or financial interest of the stockholder or any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation, (H) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the SEC thereunder, (I) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and has complied with the provisions of this Section 1.2(c), and (J) whether the stockholder intends to (x) deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees, (y) solicit proxies in support of director nominees other than persons nominated by or at the direction of the Board of Directors or any committee thereof, in accordance with Rule 14a-19 under the Exchange Act or (z) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination (and, if so, a color other than white of the form of proxy intended to be used). For purposes of these bylaws, (i) a “Stockholder Associated Person” with respect to any stockholder means (A) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Exchange Act) of such stockholder, (B) any beneficial owner of any capital stock or other securities of the Corporation owned of record by such stockholder, and (C) any person directly or indirectly controlling, controlled by or under common control with any such Stockholder Associated Person referred to in clause (A) or (B) above, and (ii) “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within ten (10) days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 1.2(c) shall be provided as of the date of such notice. A stockholder shall further update and supplement its notice of any nomination to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.2 shall be true and correct in all material respects (i) as of the record date for the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Any such update or supplement shall be delivered to the Secretary of the Corporation (i) not later than three (3) business days after the later of (A) the record date and (B) the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and (ii) not later than seven (7) business days prior to (A) the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or (B) any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof). For the avoidance of doubt, any information provided in such update or supplement shall not be deemed to cure any deficiencies in a notice previously delivered pursuant to this Section 1.2(c) and shall not extend the time period for the delivery of notice pursuant to this Section 1.2(c). If a stockholder giving notice fails to provide such update or supplement within the required period, the information as to which such update or supplement relates may be deemed not to have been provided in accordance with this Section 1.2(c). The information required to be included in a notice pursuant to this Section 1.2(c) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 1.2(c) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated with such beneficial owner.

(d) Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), Section 1.2(i) and applicable law, only persons nominated in accordance with the procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors, and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairperson of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if the chairperson of the meeting determines that any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the chairperson of the meeting is authorized to disregard the nomination or proposal.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed or furnished by the Corporation with or to the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 1.2(c), including any required supplement thereto, the chairperson of the meeting is authorized to disregard such nomination or proposal , notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting upon such election and who complies with the notice procedures set forth in this Section 1.2. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person of persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (b) of this Section 1.2 shall be delivered to the Secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(i) All provisions of this Section 1.2 are subject to, and nothing in this Section 1.2 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 1.2.

(j) Without limiting any other provisions and requirements of this Section 1.2, unless otherwise required by law, if (i) any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act (for the avoidance of doubt, such notice must be delivered within the time period provided for in Section 1.2(c) to be considered timely) and (ii) such stockholder subsequently either (A) notifies the Corporation that such stockholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, then such stockholder’s nominations shall be deemed null and void and the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees. If any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall, upon request of the Corporation, deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only to the extent and in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which such meeting is to be held (unless a different time is specified by law or applicable rule or regulation), to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed to a date that is not more than sixty (60) days after the date that the initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are provided in accordance with the DGCL; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, or if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting the Board of Directors shall fix a new record date for notice of such adjourned meeting in conformity herewith and such notice shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of capital stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. A quorum, once established, shall not be deemed to cease to exist due to the subsequent withdrawal prior to the closing of the meeting of the Corporation’s voting shares that would result in less than a quorum remaining present in person or by proxy at such meeting. For the purposes of the immediately preceding sentence, an adjournment of a meeting shall not constitute the closing of such meeting.

If a quorum shall fail to attend any meeting, the chairperson of the meeting may adjourn the meeting to another place, if any, date and time. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 1.6. Organization.

The Chairperson of the Board of Directors or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the Chief Executive Officer of the Corporation or, in the Chief Executive Officer’s absence, the person chosen by the holders of a majority of the shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairperson of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chairperson appoints.

Section 1.7. Conduct of Business.

The chairperson of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairperson shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting and, if such chairperson should so determine, such chairperson shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors, who may be employees of the Corporation, to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. A inspector may appoint or retain other persons or entities to assist the inspector in the performance of the duties of the inspector. The inspector shall have the duties prescribed by applicable law.. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspector after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 1.9. Voting.

Except as otherwise required by the rules or regulations of any stock exchange applicable to the Corporation, any law or regulation applicable to the Corporation or by the Certificate of Incorporation or these bylaws, all matters shall be determined by a majority of the votes cast on the matter affirmatively or negatively (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” any proposal or director nominee’s election); provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) with respect to any meeting, the number of persons properly nominated for election to the Board of Directors at such meeting, including in accordance with the notice and other provisions of Section 1.2 where applicable, (A) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors and (B) by any stockholders of the Corporation entitled to vote for the election of directors at the meeting exceeds the number of directors to be elected at such meeting, then the election of such directors shall be determined by a plurality of the votes cast.

Section 1.10. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least ten (10) days ending on the day before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before such meeting date. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 - BOARD OF DIRECTORS

Section 2.1. General Powers and Qualifications of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities that these bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the DGCL, the Certificate of Incorporation or these bylaws required to be exercised or done by the stockholders. Directors need not be stockholders of the Corporation to be qualified for election or service as a director of the Corporation.

Section 2.2. Removal; Resignation.

The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 2.3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place, if any, on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.4. Special Meetings.

Special meetings of the Board of Directors may be called by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, or (iii) two or more directors then in office, and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (x) by mailing written notice thereof not less than five days before the meeting, or (y) by telephone, e-mail or other means of electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6. Participation in Meetings by Conference Telephone, Video Conference or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone, video conference or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that Chairperson of the Board of Directors determines, and all matters shall be determined by the vote of a majority of the directors present, provided a quorum is present at the time such matter is acted upon, except as otherwise provided in the Certificate of Incorporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing, including by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors and committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as the Board of Directors determines. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation for attending committee meetings or being a member of a committee.

SECTION 3 - COMMITTEES

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member, provided that such other member satisfied all applicable criteria for membership on such committee. All provisions of this Section 3 are subject to, and nothing in this Section 3 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board of Directors.

SECTION 4 - OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer, President, one or more Vice Presidents, a Treasurer, a Secretary and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. Chief Executive Officer.

The Chief Executive Officer shall, subject to the provisions of these bylaws and to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive officer or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. President.

The President shall have the powers and duties delegated to him or her by the Board of Directors or the Chief Executive Officer. The Chief Executive Officer shall be the President, unless the Board of Directors appoints a different individual.

Section 4.4. Vice Presidents.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors, the Chief Executive Officer, or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of such officer’s absence or disability. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any title selected by the Board of Directors.

Section 4.5. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account to the Board of Directors of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform other duties as the Board of Directors may from time to time prescribe. The Treasurer shall have the power to appoint an Assistant Treasurer to assist the Treasurer in carrying out his or her responsibilities.

Section 4.6. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe. The Secretary shall have the power to appoint one or more Assistant Secretaries to assist the Secretary in carrying out his or her responsibilities.

Section 4.7. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.8. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause, without prejudice to the rights, if any, of such officer under any contract to which the Corporation or any of its subsidiaries is a party, and such removal shall be effective upon receipt, unless the Board of Directors provides otherwise. Any officer may resign at any time upon written notice to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly chosen and qualified.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, or any officer of the Corporation authorized by the Chief Executive Officer or President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 - STOCK

Section 5.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity.

Section 5.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6 - NOTICES

Section 6.1. Notices.

Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7 - MISCELLANEOUS

Section 7.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 7.3. Fiscal Year.

The fiscal year of the Corporation shall be the calendar year or as otherwise fixed by the Board of Directors.

Section 7.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8 - AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

SECTION 9 - SEVERABILITY

If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these bylaws (including, without limitation, each portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these bylaws (including, without limitation, each such portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.